Exhibit 99.1

NEXSTAR INC. PRESIDENT OF BROADCASTING TIMOTHY C. BUSCH TO RETIRE IN MID-2021

36 Year Broadcasting Veteran Served in Multiple Leadership Roles

Over 20 Years as Nexstar Grew to Become the Nation’s Largest Broadcaster

IRVING, TX (February 26, 2021) – Nexstar Inc., a wholly owned subsidiary of Nexstar Media Group, Inc. (Nasdaq: NXST), announced today that President, Broadcasting, Timothy C. Busch, will retire June 1, 2021, following a 36-year career in the broadcast industry. Mr. Busch joined Nexstar in 2000 as General Manager at WROC (CBS) in Rochester, New York and over his career with Nexstar ascended to roles of increasing responsibility including Executive Vice President and Co-Chief Operating Officer and ultimately President of Nexstar Broadcasting, Inc., the predecessor to Nexstar Inc.

During his tenure at Nexstar, Mr. Busch worked closely with the Company’s Founder, Chairman and Chief Executive Officer, Perry Sook as Nexstar expanded its local television station group, digital offerings and national market presence. Mr. Sook commented, “Tim and I have worked collaboratively for over 20 years and I’m grateful for his leadership, expertise and friendship. Tim has been instrumental in building the foundation for what Nexstar has become and the values that we have established in terms of our commitment to our team members and the local communities where we operate. On behalf of Tom Carter, Elizabeth Ryder, our Board, shareholders and the entire Nexstar team, we thank him for his many contributions to our long-term success. Tim leaves us well positioned to continue our growth as we have a deep bench of experienced broadcast and digital executives and we are immediately commencing a search for Tim’s successor. We will miss Tim and wish him all the best as he enters the next phase of his life.”

“Throughout my years at Nexstar, I have been fortunate to work directly with Perry Sook and Nexstar’s talented team which has re-shaped the industry, delivered great service to the viewers and users of our content and delivered compelling marketing solutions for companies of all sizes. I have had the honor of working with the executive leadership team that consistently drives strong growth and operating results reflecting the talents of our General Managers and team members across the Nexstar Nation. In addition to building America’s largest local media company, I am proud of our countless accomplishments over the past two decades,” said Mr. Busch. “With a dynamic executive team in place, I am highly confident that the next generation of leaders at Nexstar will extend the Company’s exemplary long-term record of success and the continued creation of shareholder value. I wish everyone in the Nexstar Nation the very best as they execute on their plans for continued growth.”

Prior to joining Nexstar, Mr. Busch served as General Sales Manager and held various other sales positions at WGRZ (NBC) in Buffalo, New York from 1989 to 2000. Earlier in his career, Mr. Busch worked in radio broadcasting holding various sales and management positions at WGR-AM and FM radio under Taft Broadcasting.

Mr. Busch has been deeply involved in the broadcast industry and local communities throughout his career, serving on numerous organizational boards in the upstate New York area including the Upstate New York Advisory Board for the Federal Reserve Bank of New York. He also served on the CBS Affiliation Association Board with his latest role as Chairman. Mr. Busch currently serves as a Trustee of the Ohio University Foundation Board, TVB Executive Board, NBC Affiliates Association Board and the Media Ratings Council Board.

About Nexstar Media Group, Inc.

Nexstar Media Group (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Its wholly owned operating subsidiary, Nexstar Inc., consists of three divisions: Broadcasting, Digital, and Networks. The Broadcasting Division operates, programs, or provides sales and other services to 198 television stations and related digital multicast signals reaching 116 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. The Digital Division operates 122 local websites and 316 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content and creating new revenue opportunities for the company. The Networks Division operates WGN America, a growing national general entertainment cable network and the home of NewsNation, multicast network Antenna TV, and WGN Radio in Chicago. Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:

Thomas E. Carter President, Chief Operating Officer and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 312/222-3394 or gweitman@nexstar.tv

Joseph Jaffoni, Jennifer Neuman
JCIR 212/835-8500 or nxst@jcir.com